EXHIBIT 99.1

Contact:
Ellen Corliss
Vice President
 Corporate Communications
& Investor Relations
(919) 855-2112

Oxygen Biotherapeutics Reports Financial Results for Fiscal Year 2011

MORRISVILLE, NC, July 14, 2011 — Oxygen Biotherapeutics, Inc. (NASDAQ and SIX Swiss Exchange: OXBT), a development stage biomedical company focused on developing oxygen-rich intravenous and topical products, today announced results for the fiscal year (FY) ended April 30, 2011.

R&D Highlights
●
Completed the first cohort of our STOP-TBI Phase IIb clinical trial and initiated efforts to expand trials to India.  Received DSMB approval to proceed to second cohort of the STOP-TBI Phase IIb clinical trial.

●
Entered into a Cooperative Research and Development Agreement with the U.S. Naval Medical Research Center to conduct additional preclinical trials to assess the safety and efficacy of Oxycyte for the prevention and treatment of decompression sickness and related injuries.

●
U.S. Navy studies demonstrated decreased mortality in models that were given an intravenous dose of Oxycyte PFC emulsion after the onset of decompression sickness. This data was published in the June 2010 issue of Aviation Space and Environmental Medicine.

●	Signed research contract funded by the Department of Defense with Hackensack University Medical Center to study the wound healing properties of Wundecyte™ gel. Studies are underway.
●	Signed a Letter of Intent with Sarasota Medical Products to pursue joint research and development in chronic ischemic wound care.

Corporate Highlights
●	Raised $4.9 million in a private placement of Unregistered Convertible Notes and Warrants in June 2011.
●	Received $2.07 million two-year grant from the U.S. Army to study the use of Oxycyte® perfluorocarbon (PFC) emulsion for traumatic brain injury.
●	Raised nearly $5 million from a registered direct offering in May 2010.

DERMACYTE® Highlights
●	Launched two oxygenating skin care products, DERMACYTE Concentrate and DERMACYTE Oxygenating Eye Complex in the U.S. via internet sales and direct sales to dermatologists and medi-spas.
●	Expanded international sales of DERMACYTE by entering into agreements with two distributors that will sell DERMACYTE® skin care products in the Swiss, Mexican, European and Russian markets.
●	Secured listings on leading on-line beauty retail websites for DERMACYTE skin care products: www.Dermstore.com and www.Beautyriche.com

 “Fiscal year 2011 was a building year for our company.  We achieved a broad array of objectives across the topical, systemic and cosmetic programs within our company.  With that groundwork set, I feel enthusiastic about the prospects of our topical and systemic research programs as well as our cosmetic business.  The coming year will be one focused on (a) generating more clinical results with proof-of-concept studies for dermatological indications; (b) progressing our TBI trials; (c)  collaborations with dermatologists who want to conduct studies to determine the benefits of DERMACYTE skin care products; and (c) growing DERMACYTE sales,” said Chris Stern, Chairman and Chief Executive Officer.

Financial Results
Net revenue for the fiscal year ended April 30, 2011 was $103,167 compared to $8,353 for the same period in fiscal year 2010. Gross profit as a percent of revenue was 32% compared with 17% for the previous year. This was primarily due to increased sales volume of the Company’s two new DERMACYTE products that were launched in fiscal 2011.

Marketing and sales expenses for the year ended April 30, 2011 were $875,634 compared with $283,104 for the comparable period in 2010. The increases in marketing and sales expenses for the year were driven primarily by an increase in the costs incurred for compensation, marketing and direct advertising for our DERMACYTE product line, as well as trade shows, public relations and other market development programs for our cosmetics.

General and Administrative (G&A) expenses increased from $6,952,036 to $7,108,497 for the fiscal year 2012 compared with fiscal year 2011.  The increase in G&A expenses for the fiscal year 2011 was driven primarily by an increase in legal and accounting fees, compensation, depreciation and amortization, and impairment charges on certain intangible assets.  This increase was partially offset by a reduction in our costs for consulting.

For the 12-month period ending April 30, 2011, research and development expenses decreased 10% from $2,974,709 compared to $2,681,713 for the 12-month period ending April 20, 2010.  The decrease in R&D was driven primarily by a reduction in development costs, partially offset by an increase in compensation and costs associated with the Phase IIb traumatic brain injury clinical trials for Oxycyte emulsion.

During the 12-months ended April 30, 2011, other income increased approximately $435,000 compared to the same period in the prior year.  This increase was due to the award of nearly $250,000 under the Patient Protection and Affordable Care Act of 2010, which was received in November 2010, and the impairment on our investments in Glucometrics and Purple Heart Injury Labs of approximately $210,000 recorded in the prior year.

Interest expense increased approximately $17,000 for fiscal year 2012 due to the accretion of premium due on the promissory notes issued under the Note Purchase Agreement with our largest shareholder, the Vatea Fund, as compared to the interest recognized from the amortization of the discounts and issue costs upon conversion of the notes payable in the prior year.

Total operating expenses for the year ended April 30, 2011 were $10,665,844 compared to $10,209,849 for the same period in 2010.

For the fiscal year ended April 30, 2011, we reported a net loss of $10,448,296, or $0.45 per share, compared to a net loss of $10,507,376, or $0.54 per share for fiscal year 2010.

For the full year ended April 30, 2011, the Company had cash and cash equivalents totaling $951,944, compared with $632,706 at April 30, 2010.

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Conference Call
Management will host a conference call on Friday, July 15, 2011 at 11 a.m. EDT. To access the live teleconference, dial (800) 688-0836 (U.S. and Canada) or (617) 614-4072 (international.)  The participant pass code is 26134845. A live webcast will be available on our web site http://www.oxybiomed.com/investors.htm.  A replay of the webcast will be available on the Oxygen Biotherapeutics website or by phone for a limited time. To access the replay by phone, call (888) 286-8010 (U.S. and Canada) or (617) 801-6888 (international) for a limited time. The pass code for the replay is 98577075.

About Oxygen Biotherapeutics, Inc.
Headquartered in Morrisville, NC, Oxygen Biotherapeutics, Inc. is developing medical and cosmetic products that efficiently deliver oxygen to tissues in the body. The company has developed a proprietary perfluorocarbon (PFC) therapeutic oxygen carrier called Oxycyte that is being formulated for both intravenous and topical delivery. Potential indications include traumatic brain injury, decompression sickness, wounds and dermatologic indications. This year, the company launched its DERMACYTE® line of oxygen-rich skin care products. More information is available at www.oxybiomed.com or www.dermacyteUS.com.

Financial Tables Follow
The accompanying notes found in the Company’s Form 10-K filed with the SEC on July 14, 2011 are an integral part of these Financial Statements.

OXYGEN BIOTHERAPEUTICS, INC.
(a development stage enterprise)
BALANCE SHEETS

	Years ended April 30,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$951,944	$632,706
Accounts receivable	138,867	72,055
Inventory	257,382	535,090
Prepaid expenses	275,876	249,780
Other current assets	8,142	695,195
Total current assets	1,632,211	2,184,826
Property and equipment, net	442,586	383,959
Intangible assets, net	699,951	907,710
Other assets	147,608	52,651
Total assets	$2,922,356	$3,529,146
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$889,376	$499,044
Accrued liabilities	1,250,573	843,903
Notes payable	43,275	56,394
Total current liabilities	2,183,244	1,399,341
Long-term notes payable, net	4,463,635	-
Long-term portion of convertible debt, net	-	2,767
Total liabilities	6,646,879	1,402,108

Stockholders' equity
Preferred stock, undesignated, authorized 10,000,000 shares; none issued or outstanding	-	-
Common stock, par value $.0001 per share; authorized 400,000,000 shares; issued and outstanding 23,386,460 and 21,457,265, respectively	2,339	2,146
Stock subscription receivable	-	500,000
Additional paid-in capital	88,189,012	83,092,470
Deficit accumulated during the development stage	(91,915,874)	(81,467,578)
Total stockholders’ equity	(3,724,523)	2,127,038
Total liabilities and stockholders' equity	$2,922,356	$3,529,146

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OXYGEN BIOTHERAPEUTICS, INC.
(a development stage enterprise)
STATEMENTS OF OPERATIONS

	2011	2010

Revenue	$322,349	$47,386
Cost of sales	219,182	39,033
Net Revenue	103,167	8,353

Operating Expenses
Selling, general, and administrative	7,682,087	7,235,140
Research and development	2,681,713	2,974,709
Loss on impairment of long-lived assets	302,044	-
Total operating expenses	10,665,844	10,209,849

Net operating loss	10,562,677	10,201,496

Interest expense	171,563	154,998
Loss on extinguishment of debt	-	-
Other income	(285,944)	150,882
Net loss	$10,448,296	$10,507,376

Net loss per share, basic and diluted	$(0.45)	$(0.54)

Weighted average number of common shares outstanding, basic and diluted	23,346,496	19,485,065

Caution Regarding Forward-Looking Statements
This news release contains certain forward-looking statements by the company that involve risks and uncertainties and reflect the company's judgment as of the date of this release. These statements include the expansion of development of the Oxycyte and DERMACYTE product lines and the timing of the introduction of those new products. The forward-looking statements are subject to a number of risks and uncertainties including matters beyond the company's control that could lead to delays in new product introductions and customer acceptance of these new products, and other risks and uncertainties as described in our filings with the Securities and Exchange Commission, including in the current reports on Form 10-Q and Form-10K. The company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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